Exhibit 99.1

For Immediate Release

Contacts:
Chiron Corporate Communications &
Investor Relations
Media:	(510) 923-6500
Investors:	(510) 923-2300

CHIRON ANNOUNCES MERGER AGREEMENT WITH NOVARTIS

— Novartis to acquire outstanding 58 percent of Chiron shares for $45.00 per share in cash —

— Agreement recognizes the value of Chiron’s assets and people —

EMERYVILLE, Calif., October 31, 2005 — Chiron Corporation (NASDAQ: CHIR) today announced that it has entered into a definitive merger agreement with Novartis under which Novartis will acquire all of the shares of Chiron that it does not currently own.  Novartis will acquire approximately 113 million Chiron shares, or 58 percent of all Chiron shares, for $45.00 per Chiron share, or a total of approximately $5.1 billion, in cash.

“Chiron has recently made tremendous strides, including returning to the U.S. influenza vaccine market, building a compelling oncology pipeline and extending our growth in the Blood Testing business. We can all be rightfully proud of these achievements,” said Howard Pien, chief executive officer of Chiron. “Chiron’s non-Novartis directors have unanimously determined that this transaction with Novartis is in the best interests of Chiron’s shareholders. We believe that Chiron’s businesses will have significant growth opportunities as part of Novartis, which will enable us to continue to bring innovative products to patients.”

Chiron’s global Vaccines business, the fifth largest in the world and one of the largest suppliers of influenza vaccines, provides Novartis with entry into an increasingly attractive segment of the healthcare market and a promising source of growth. Chiron’s Blood Testing business adds a high-value profit driver to Novartis and may offer a potential platform for future developments in molecular diagnostics. Chiron’s BioPharmaceuticals business, which includes a portfolio of marketed products for cancer and infectious diseases as well as promising oncology research and development programs, will strengthen Novartis’ specialty pharmaceutical portfolio and oncology pipeline.

The merger agreement is subject to the approval of the majority of Chiron’s shareholders (other than Novartis), U.S. and European regulatory approvals and other customary closing conditions. It is expected to be completed in the first half of 2006.

“Over the course of Chiron’s 24-year history as an independent company, the work of Chiron scientists and the products developed, manufactured and marketed by Chiron have improved millions of lives worldwide,” said Mr. Pien. “We have made these great strides because of our commitment to protecting people through innovative science. This sense of mission will continue to motivate employees in the future.”

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology.  The company works to deliver on the limitless promise of science and make a positive difference in people’s lives.  For more information about Chiron, please visit www.chiron.com.

This news release contains forward-looking statements that involve risks and uncertainties and are subject to change. In particular, there can be no guarantee that the transaction contemplated by the merger agreement will be consummated.  A discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects that could cause actual results and developments to differ materially from those expressed or implied by any forward-looking statements, is contained in documents the company has filed with the SEC, including the Form 10-K for the year ended December 31, 2004, and the Form 10-Q for the quarter ended June 30, 2005, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company’s actual performance to differ from current expectations.

Chiron does not undertake an obligation to update the forward-looking information the company is giving today.

RULE 14a-12 LEGEND

Participants in Solicitation

Chiron Corporation and Novartis AG and their respective directors & officers may be deemed to be participants in the solicitation of proxies from Chiron shareholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Shareholders.

Investors can obtain more information when the Schedule 13e-3 and the proxy statement become available. Investors should read the Schedule 13e-3 and proxy statement carefully when they become available before making any voting decision.

# # #